Exhibit 5.1

May 7, 2026

Fold Holdings, Inc.

2942 North 24th Street, Suite 115, #42035

Phoenix, Arizona, 85016

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as outside counsel to Fold Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) relating to the offering and resale from time to time by the selling stockholder identified in the Registration Statement (the “Selling Stockholder”) of up to 1,040,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), consisting of (i) 520,000 Shares issued by the Company to SATS Credit Fund L.P. (“SATS Credit Fund”) pursuant to a Purchase Agreement, dated as of February 25, 2026 by and between the Company and SATS Credit Fund (the “Purchase Agreement” and such Shares, the “Commitment Shares”), and (ii) an additional 520,000 Shares issuable by the Company to SATS Credit Fund pursuant to the Purchase Agreement (such Shares, the “Renewal Commitment Shares” and together with the Commitment Shares, the “Resale Securities”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Prospectus, or any prospectus supplement, other than as expressly stated herein with respect to the Resale Securities.

In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the third amended and restated certificate of incorporation of the Company, as in effect on the date hereof, (ii) the second amended and restated bylaws of the Company, as in effect on the date hereof, (iii) the Registration Statement and the Prospectus, (iv) an executed copy of the Purchase Agreement, pursuant to which the Resale Securities were sold or may be sold to the Selling Stockholder, and (v) an Officer’s Certificate of an officer of the Company.

In such examination and in rendering this opinion, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the conformity to the forms of documents filed as exhibits to the Registration Statement to the corresponding executed final versions thereof; (iv) the legal competence of all signatories to such documents; (v) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, certificates, documents, agreements and instruments we have reviewed; (vi) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vii) that no documents submitted to us have been amended or terminated orally or in writing, except as has been disclosed to us in writing; (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; and (ix) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties.

Fold Holdings, Inc. May 7, 2026 Page 2

We have also assumed that: (i) after the issuance of the Renewal Commitment Shares, the total number of issued shares of Common Stock, together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock available for issuance under the Company’s certificate of incorporation, as then in effect; (ii) at the time of the issuance and sale of the Renewal Commitment Shares issuable pursuant to the Purchase Agreement, the Company will be validly existing as a corporation and in good standing under the laws of the State of Delaware; and (iii) neither the issuance and delivery of the Renewal Commitment Shares issuable pursuant to the Purchase Agreement, nor the compliance by the Company with the terms thereof, will result in the violation of any applicable law, result in a default under or breach of any agreement or instrument then binding upon the Company or result in the violation of any restriction imposed by any court or governmental body having jurisdiction over the Company.

Our opinions contained herein are limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction. Our opinions are based on these laws as in effect on the date hereof.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Commitment Shares have been duly authorized and are validly issued, fully paid and non-assessable; and

2.	The Renewal Commitment Shares have been duly authorized and, when issued and delivered in accordance with the Purchase Agreement, will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject, as to enforcement, to (a) the effect of bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization, fraudulent conveyance or similar laws relating to or affecting the rights of creditors generally; (b) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing, and the rules governing the availability of specific performance or injunctive relief, whether enforcement is sought in a proceeding in equity or at law; and (c) the provisions of law that require that a judgment for money damages rendered in a court in the United States be expressed only in United States dollars.

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Fold Holdings, Inc. May 7, 2026 Page 3

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Our opinions set forth above are limited to the matters expressly set forth in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter speaks only as to law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Very truly yours,

/s/ Brown Rudnick LLP

BROWN RUDNICK LLP